UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 24, 2008
NUVASIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4545 Towne Centre Court, San Diego, California 92121
(Address of principal executive offices, with zip code)
(858) 909-1800
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     Manufacturing Agreement
     The second paragraph under Item 2.01 below is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.
     Asset Purchase
     On July 24, 2008 NuVasive, Inc. a Delaware corporation (the “Company”) completed the purchase of certain assets of Osiris Therapeutics, Inc., a Delaware corporation (the “Seller”), including Osteocel®, Osteocel® XO and certain related assets for $35 million in cash pursuant to an Asset Purchase Agreement dated May 8, 2008 between the Company and Seller (the “Purchase Agreement”, and the transaction contemplated thereby, the “Transaction”). The $35 million payment was funded out of the Company’s available cash. Under the terms of the Purchase Agreement, additional milestone-based contingent payments not to exceed $50 million in either cash or a combination of cash and stock, at the Company’s election, are required to be paid by the Company in certain events.
     Pursuant to the Purchase Agreement, the Company and the Seller entered into a Manufacturing Agreement on July 24, 2008 pursuant to which the Seller will continue to manufacture the products acquired by the Company for a period of 18 months following the initial closing of the Transaction.

Item 8.01	Other Events.
     On July 24, 2008 the Company issued a press release announcing the completion of the initial closing of the Transaction. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description

99.1	Press Release of NuVasive, Inc. issued on July 24, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 24, 2008

NUVASIVE, INC.
By:	/s/ Alexis V. Lukianov
Alexis V. Lukianov
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of NuVasive, Inc. issued on July 24, 2008.